UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2012
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
Kemper Corporation ("Kemper") announced on March 7, 2012 that it has entered into a new $325 million, four-year revolving credit facility pursuant to a credit agreement, dated as of March 7, 2012 (the "Credit Agreement"), by and among Kemper, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, Swingline Lender and Issuing Bank, and Wells Fargo Bank, National Association and Fifth Third Bank, as co-syndication agents. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC served as joint bookrunners and joint lead arrangers. The Credit Agreement includes an accordion provision under which Kemper may request increases to expand the facility up to a maximum facility limit of $400 million during the term, which will expire on March 7, 2016. Proceeds under the Credit Agreement can be used for general corporate purposes, including the repayment of existing indebtedness.The new facility replaces Kemper's prior facility, a $245 million three-year agreement that was set to expire on October 30, 2012 (the "Prior Agreement"), but was terminated effective March 7, 2012.
Interest rates for borrowings are determined with reference to either the Eurodollar Rate or Alternate Base Rate, plus Applicable Rate, as such terms are defined in the Credit Agreement. The Applicable Rate is determined based upon Kemper's leverage ratio. On the effective date, March 7, 2012, no borrowings were outstanding under the Credit Agreement.
The Credit Agreement contains covenants generally consistent with those in the Prior Agreement, with certain revisions to the financial covenants, which include:
- limit on maximum total debt equal to 35% of Kemper's total capitalization;
- a requirement for Kemper subsidiaries Trinity Universal Insurance Company and United Insurance Company of America to each maintain a risk-based capital ratio of at least 150% of the requirements prescribed by the National Association of Insurance Commissioners or applicable state insurance department within the category of Company Action Level, as defined in the Credit Agreement; and
- a minimum Consolidated Net Worth (determined as of the end of each fiscal quarter and at such other times as shall reasonably be requested by the Administrative Agent), at least equal to the sum of (a) the amount equal to 80% of the Borrower's Consolidated Net Worth as of December 31, 2011, calculated by reference to Borrower's consolidated financial statements set forth in its Form 10-K as filed with the United States Securities and Exchange Commission with respect to the year ended December 31, 2011, plus (b) an amount equal to 25% of Consolidated Net Income of Kemper and its Subsidiaries for each fiscal quarter ending after December 31, 2011 in which such Consolidated Net Income is greater than $0, plus (c) an amount equal to the aggregate net proceeds of all equity issuances by Kemper and its Subsidiaries after March 7, 2012; provided, that following the adoption by Kemper of Accounting Standards Update 2010-26 “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts”, resulting in a write-off of deferred acquisition costs for Kemper, the amount determined above shall be reduced by the lesser of (i) 80% of the after-tax amount of such write-off and (ii) $100,000,000.
Some of the lenders under the Credit Agreement and their respective affiliates have various relationships with Kemper to provide commercial banking, trust services, investment banking, underwriting and other financial services, for which they have and will receive customary fees and expenses.
The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the complete terms of the Credit Agreement, which is incorporated herein by reference to Exhibit 10.1 of this Report on Form 8-K. Capitalized terms not defined herein shall have the meanings set forth in the Credit Agreement. Representations and warranties made by and between the parties to the Credit Agreement are intended solely for the benefit of the parties thereto; accordingly, investors should not rely upon such representations and warranties.
Item 1.02.    Termination of a Material Definitive Agreement
The information contained above under "Item 1.01, Entry into a Material Definitive Agreement" is hereby incorporated by reference.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained above under "Item 1.01, Entry into a Material Definitive Agreement" is hereby incorporated by reference.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits
10.1    Credit agreement, dated as of March 7, 2012, by and among Kemper, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, Swingline Lender and Issuing Bank, and Wells Fargo Bank, National Association and Fifth Third Bank, as co-syndication agents.
99.1    Press Release by Kemper Corporation, dated March 7, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	March 12, 2012	/s/ Richard Roeske
Riehard Roeske
Vice President and Chief Accounting Officer